Exhibit 10.2

SERVICES AND SUPPORT AGREEMENT

THIS SERVICES AND SUPPORT AGREEMENT (the “Support Agreement”) is made as of March 31, 2006, by and between SNB Bancshares, Inc., a Texas corporation (the “Corporation”), and Harvey E. Zinn, an individual residing in Sugar Land, Fort Bend County, Texas (the “Executive”), and provides as follows:

RECITALS

WHEREAS, the Corporation and the Executive have entered into that certain Employment Agreement dated July 20, 2004 (the “Employment Agreement”); and

WHEREAS, the Corporation has entered into an Agreement and Plan of Reorganization with Prosperity Bancshares, Inc., a Texas corporation (“Prosperity”) dated as of November 16, 2005 (the “Merger Agreement”), pursuant to which the Corporation will merge with and into Prosperity, with Prosperity as the surviving entity (the “Merger”); and

WHEREAS, effective as of the effective time of the Merger, Executive will serve as a director of Prosperity Bank, a wholly owned subsidiary of Prosperity (“Prosperity Bank”), and in the non-employee position of Chairman, Houston Area; and

WHEREAS, as a director of Prosperity Bank, the parties desire that Executive will be actively involved as a director of Prosperity Bank and will maintain a presence at the former Sugar Land, Texas headquarters of the Corporation; and

WHEREAS, in connection with the Merger, the parties desire to provide for the termination of the Employment Agreement at the effective time of the Merger in exchange for a cash payment to be made to the Executive as set forth in the Employment Agreement (“Cash Payment”) upon and subject to the terms and provisions herein;

NOW, THEREFORE, for and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Vesting of Stock Options. Immediately prior to termination of Executive’s employment, pursuant to the terms of the SNB Bancshares, Inc. 2002 Stock Option Plan and the Merger Agreement, all of Executive’s outstanding unvested options to acquire shares of common stock of the Corporation shall automatically become vested and shall be treated, based on Executive’s election, as set forth in the Merger Agreement.

Section 2. Termination of Employment Agreement and Employment. The Corporation and the Executive hereby agree and acknowledge that Executive’s employment and the Employment Agreement, and any modifications or amendments thereof and any written or oral agreements related thereto, shall be terminated effective at the effective time of the Merger.

Section 3. Service as a Director of Prosperity Bank. Effective as of the effective time of the Merger, Executive will be appointed to serve as a director of Prosperity Bank and to serve in the non-employee position of Chairman, Houston Area. In such position, Executive agrees that he will be actively involved as a director of Prosperity Bank and will maintain a presence at the former Sugar Land banking center of Southern National Bank of Texas (the “Bank”), as well as the other former banking centers of the Bank.

Section 4. Acknowledgment of Cash Payment.

(a) Executive hereby acknowledges receipt from the Corporation of $902,700.00 with respect to the items Executive was entitled to receive pursuant to the Employment Agreement, after limitation pursuant to Section 7.1 of the Employment Agreement, in consideration for termination of the Employment Agreement.

(b) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that any payment or benefit received or to be received by Executive pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of the Corporation (collectively, the “Payments”) would be considered a Golden Parachute payment under Section 280G and therefore subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), Executive hereby agrees to repay to the Corporation within thirty (30) days of Executive’s receipt of notice of such final determination, an amount of the Payments such that, after such repayment, the total Payments retained by Executive shall not exceed one dollar ($1.00) less than three (3) times Executive’s base amount (as defined in Section 280G of the Code).

Section 5. Release. The Executive, on his own behalf and on behalf of his heirs, executors, administrators, agents, successors and assigns (collectively, the “Releasor Persons”) hereby irrevocably and unconditionally releases, waives and forever discharges the Corporation and its predecessors, parents, subsidiaries, affiliates and other related entities, and all of past, present and future officers, directors, shareholders, affiliates, agents, representatives, successors and assigns, other than the Executive and any Releasor Persons (each a “Released Party” and collectively, the “Released Parties”), from any and all actions, claims, demands, liabilities, responsibilities and/or obligations of every type and nature whatsoever, known and unknown, in law or equity (each a “Claim” and collectively, the “Claims”) relating to, arising out of or in connection with the Employment Agreement; provided, however, that a Released Party shall not be released from any of its obligations or liabilities to a Releasor Person (i) as to rights of indemnification pursuant to the articles of incorporation and bylaws of the Corporation or Section 6.10 of the Merger Agreement and (ii) as to rights under any past acts insurance coverage, including but not limited to, any director and officer insurance policy, effective following the effective time of the Merger.

The Executive acknowledges that through this Support Agreement, he extinguishes any and all Claims against the Released Parties occurring up to the date of this Support Agreement, including, but not limited to, any Claims based upon, arising out of or relating to the Employment Agreement.

The Executive hereby represents and warrants that in his capacity as an employee of the Corporation and the Bank, the Executive has no knowledge of any Claims that the Executive may have against the Released Parties under the Employment Agreement.

Section 6. Successors and Assigns.

6.1 Assignment. Executive may not assign his rights or delegate his duties hereunder without the prior written consent of the Corporation. The Corporation may assign its rights hereunder without the consent of Executive. Any person may succeed to the rights of the Corporation hereunder by operation of law in connection with any merger, consolidation or share exchange involving the Corporation, and Prosperity shall succeed to the rights of the Corporation hereunder pursuant to the Merger, without the consent of Executive.

6.2 Binding Effect. This Support Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, legal representatives and permitted assigns, including the Releasor Persons. Except as set forth in Section 6.1 or this Section 6.2, no person or entity not a party to this Support Agreement shall have rights hereunder as a third party beneficiary or otherwise.

Section 7. No Right to Directorship. Nothing contained herein shall be construed as conferring upon Executive the right to continue in the service on the Board of Directors of Prosperity Bank, and Executive will be subject to re-election as a director of Prosperity Bank when and as required by the Bylaws of Prosperity Bank.

Section 8. Governing Law. This Support Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.

Section 9. Modification. This Support Agreement may be modified only by a written instrument executed by each of the parties hereto.

Section 10. Entire Agreement. This Support Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Without limiting the foregoing, the Executive expressly acknowledges and confirms that he has no further rights under the Employment Agreement, and that the Cash Payment received is in full satisfaction thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Support Agreement as of the date first written above.

EXECUTIVE

By:	/s/ Harvey E. Zinn
Harvey E. Zinn

SNB BANCSHARES, INC.

By:	/s/ R.D. Brewer
	Name:	R.D. Brewer
	Title:	Treasurer & CFO

4